Exhibit 99.1

Sun American Bancorp Earns $491,000 in Third Quarter of 2006

Revenues Increase 34% and Loans Grow 32%

BOCA RATON, Fla. — October 31, 2006 — Sun American Bancorp (AMEX: SBK), the bank holding company for Sun American Bank, today reported that its expanding branch network generated strong loan growth, contributing to third quarter profits. Net income was $491,000, or $0.02 per diluted share, in the third quarter of 2006, compared to $781,000, or $0.05 per diluted share, in the third quarter a year ago. This is after the recognition of stock-based compensation expense upon adoption and in accordance with SFAS No. 123R of approximately $181,000 in the third quarter of 2006, compared to nil in the third quarter of 2005. Provision for loan losses was $226,000 for the three months ended September 30, 2006 due to new loans originated during this period. This compares to $41,000 for the three months ended September 30, 2005. For the first nine months of 2006, net income was $1,344,766, or $0.06 per diluted share, compared to $1,896,535, or $0.16 per diluted share, in the same period a year ago. This is after the recognition of stock-based compensation expense upon adoption and in accordance with SFAS No. 123R of approximately $424,000 in the first nine months of 2006, compared to nil in the first nine months of 2005. Provision for loan loss was $795,000 for the nine months ended September 30, 2006 due to new loans originated during this period, compared to $514,000 for the nine month period ended September 30, 2005. Diluted earnings per share reflect an additional 9.2 million shares issued since June 2005.

"We are continuing with expansion plans in Southeast Florida through both de novo branching and acquisition in an effort to grow the value of our franchise for our shareholders," said Michael Golden, Chairman and CEO. "We opened our Coral Gables branch in August, and we are in the process of opening new bank branch facilities in Fort Lauderdale and West Delray, both of which are scheduled to open before year-end. We have also opened a new 16,000 square foot operations center in Miami. Southeast Florida is one of the fastest growing regions in the country, and we will continue to evaluate growth opportunities that can be cost effective and add to shareholder value."

Third Quarter 2006 Highlights (compared to third quarter 2005)

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Revenues increased 34% to $4.3 million.

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Net interest income before provision for loan losses grew 39% to $4.1 million.

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Net interest margin at September 30, 2006 was 5.39%.

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Loans grew 32% to $272.4 million.

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Total deposits rose 33% to $236.7 million.

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Assets increased 36% to a record $330.5 million.

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Credit quality remains stable with nonperforming assets representing 0.15% of total assets.

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Opened branch in Coral Gables, Florida as well as a new 16,000 sq. ft. operations center in Miami.

Operating Results

Third quarter revenues, consisting of net interest income before the provision for loan losses and non-interest income, increased 34% to $4.3 million, compared to $3.2 million in the third quarter of 2005. Year-to-date, revenues increased 40% to $12.1 million compared to $8.7 million in the same period a year ago. For the third quarter, net interest income before the provision for loan losses increased 39% to $4.1 million compared to $3.0 million in the same quarter a year ago. Year-to-date, net interest income before the provision for loan losses increased 46% to $11.5 million compared to $7.9 million in the same period a year ago.

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"Our strong loan growth, coupled with our ability to properly manage assets and liabilities, is reflected in our strong net interest income generated this quarter," said Golden. Largely as a result of the increase in the loan portfolio, interest and fees on loans increased 53% to $6.2 million in the third quarter of 2006, and 60% to $16.7 million year-to-date, compared to their respective periods a year ago.

Non-interest income was $201,362 in the third quarter of 2006 compared to $250,944 in the third quarter a year ago. Year-to-date, non-interest income was $621,060, compared to $835,693 in the first nine months a year ago, primarily as a result of the decrease in service charges on deposit accounts.

Sun American's net interest margin was 5.55% in the third quarter, compared to 5.07% in the third quarter a year ago. The net interest margin increased from 5.17% in the second quarter of 2006. Year-to-date, net interest margin was 5.39%, a 40 basis point improvement compared to 4.99% in the same period a year ago.

"In 2006 we have already opened two new branches and an operations center and have plans to open two more branches by year end. While this branch expansion has increased our expenses, we do believe that over time it will add to our profitability by helping to gather low cost core deposits to fund our loan growth," said Golden. Non-interest expenses were $3.6 million in the third quarter of 2006, an increase from $2.4 million in the third quarter a year ago. For the first nine months of 2006, non-interest expenses were $10.0 million compared to $6.3 million during the same period in 2005. Salaries and employee benefits and costs associated with the new branches constituted the majority of the increase in expenses. Further stock compensation expenses and larger loan loss provisions added to additional expenses. The efficiency ratio was 83% in the quarter ended September 30, 2006, versus 74% a year earlier. For the first nine months of 2006, the efficiency ratio was 82%, compared to 72% in the first nine months of 2005. "The increases are by design and are in keeping with our overall strategic growth plan," stated Golden.

No current income tax provision has been recorded in the current quarter or for the third quarter of 2005 due to utilization of the benefits of past loss carryforwards. A current tax provision is expected for the full 2006 fiscal year.

Balance Sheet Growth

Net loans increased 32%, to $272.4 million at September 30, 2006, compared to $206.8 million a year earlier. "We continue to find success growing the loan portfolio at a double digit rate while maintaining strong loan quality," said Golden. "We anticipate continued high growth throughout Southeast Florida, which should continue to fuel double-digit loan growth in our portfolio for the rest of the year."

Assets increased 36% to a record $330.5 million at September 30, 2006, compared to $243.5 million a year earlier. Total deposits grew 33% to $236.7 million, compared to $178.0 million at September 30, 2005. "Although total deposit balances increased from the previous year, deposit growth remained flat compared to the second quarter of 2006. Our biggest challenge remains attracting low cost deposits to fund our loan growth," said Golden. "We have seen customers shift account balances from non-interest bearing accounts into interest bearing accounts as interest rates have become more attractive." Non-interest bearing deposits were $29.2 million at September 30, 2006, while interest bearing deposits were up 47% to $207.5 million at quarter-end.

Shareholders' equity increased 48% to $63.5 million compared to $42.8 million at the end of the third quarter a year ago. Book value per share improved to $3.30 at September 30, 2006, compared to $2.98 a year earlier, and tangible book value per share was $3.00 at the quarter-end, compared to $2.57 at quarter-end a year earlier.

Credit Quality

Nonperforming assets were $482,000, or 0.15% of total assets, at September 30, 2006, compared to $46,000, or 0.02% of total assets a year ago. Sun American added $226,000 to its provision for loan losses in the third quarter compared to $41,000 in the third quarter of 2005. At September 30, 2006, the allowance for loan losses totaled $2.9 million, representing 1.07% of total loans outstanding.

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About Sun American Bancorp

Based in Boca Raton, Florida, Sun American Bancorp is the single-bank holding company of Sun American Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business. It operates nine offices in Miami, Broward and Palm Beach Counties in Southeast Florida. For additional information, please visit our website at www.sunamericanbank.com.

Except for historical information containing herein, the matters set forth in this news release are "forward looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Although Sun American Bancorp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American Bancorp's expectations. Factors that could contribute to such differences include those identified in Sun American Bancorp's Form 10-K for the year-ended December 31, 2005, and those described from time to time in Sun American's other filings with the Securities and Exchange Commission, news releases and other communications.

SUN AMERICAN BANCORP

CONSOLIDATED STATEMENTS OF INCOME

Three and Nine months ended September 30, 2006 and 2005

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest and dividend income:
Loans, including fees	$6,171,473	$4,043,386	$16,657,407	$10,421,097
Securities	350,017	222,087	954,969	682,276
Federal funds sold and other	34,502	40,020	383,216	133,167
	6,555,992	4,305,493	17,995,592	11,236,540

Interest expense:
Deposits	2,238,723	1,135,672	5,959,505	2,761,982
Other	211,497	213,712	515,949	607,333
	2,450,220	1,349,384	6,475,454	3,369,315

Net interest income before provision for loan losses	4,105,772	2,956,109	11,520,138	7,867,225
Provision for loan losses	225,853	41,134	795,304	513,924

Net interest income after provision for loan losses	3,879,919	2,914,975	10,724,834	7,353,301

Non-interest income:
Service charges on deposit accounts	201,362	250,944	621,060	827,763
Net gains on sales of securities	—	7,930	—	7,930
	201,362	250,944	621,060	835,693

Non-interest expenses:
Salaries and employee benefits	1,875,317	1,104,063	5,228,888	2,952,813
Occupancy and equipment	785,318	443,777	2,083,655	1,218,875
Data and item processing	188,788	128,664	511,671	362,529
Professional fees	161,856	230,467	507,380	563,022
Insurance	83,195	64,391	182,764	0,741
Other	496,009	413,518	1,486,057	1,043,072
	3,590,483	2,384,880	10,000,415	6,291,052

Income before taxes and minority interest	490,798	781,039	1,345,479	1,897,942

Minority interest in net income of subsidiary	(47)	(67)	(713)	(1,407)

Net income	$490,751	$780,972	$1,344,766	$1,896,535

Basic earnings per share	$0.03	$0.06	$0.07	$0.18
Diluted earnings per share	$0.02	$0.05	$0.06	$0.16

Weighted average number of common shares, basic	19,140,352	12,796,630	18,850,421	10,482,021
Weighted average number of common shares, diluted	22,853,501	15,129,080	22,443,781	11,576,975

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SUN AMERICAN BANCORP

CONSOLIDATED BALANCE SHEETS

September 30, 2006 and December 31, 2005

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Cash and due from financial institutions	$8,101,613	$6,201,079
Federal funds sold	1,000,000	21,380,000
Total cash and cash equivalents	9,101,613	27,581,079
Securities available for sale	5,190,025	5,208,159
Securities held to maturity (fair value 2006 - $20,395,441, 2005 - $20,832,067)	23,638,249	21,160,886
Loans (net of allowance of $2,565,462 in 2006 and $2,119,396 in 2005)	272,378,281	210,665,319
Federal Reserve Bank Stock	1,701,450	1,257,400
Federal Home Loan Bank Stock	1,814,100	1,328,000
Premises and equipment	6,202,577	2,014,340
Accrued interest receivable	1,625,816	1,235,797
Goodwill and other identified intangibles	5,851,363	5,963,596
Other assets	2,997,298	736,269
Total assets	$330,500,772	$277,150,845

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non-Interest bearing	$29,189,541	$32,971,081
Interest bearing	207,488,501	160,493,718
Total deposits	236,678,042	193,464,799
Repurchase agreements	722,172	1,020,710
Federal Home Loan Bank advances	28,000,000	21,000,000
Accrued expense and other liabilities	1,583,611	2,014,942
Total liabilities	466,983,825	217,500,451

Minority interest	27,095	25,386

Stockholders' equity

Common stock, $.01 par value; 40,000,000 shares authorized; Issued and outstanding, 2006 - 19,217,759 shares, 2005 - 18,500,912 shares	419,502	412,333
Capital surplus	67,821,761	65,299,226
Accumulated deficit	(4,550,984)	(5,895,750)
Accumulated other comprehensive (loss)	(200,427)	(190,801)
Total stockholders' equity	63,489,852	59,625,008
Total liabilities and stockholders' equity	$330,500,772	$277,150,845